May 13, 2011

Mr. Mark Soffa, President
Fuel Doctor
4766 Park Granada, Suite 112
Calabasas, California 91302

Re: Motorsports Vendor Program

Dear Mark:

This letter (the "Agreement") constitutes the agreement between Fuel Doctor, LLC (the "Company") and Triad Racing Technologies, LLC d/b/a Co-Pilott Motorsports Marketing ("Agent") that Agent will serve as a non exclusive sales representative of the Company in connection with the Company's efforts to gain distribution of its products into various wholesalers and retailers (hereinafter referred to as the "Targets"). The terms of this Agreement are as follows:

1. Services. At the Company's request, the Agent will provide the following services:

(a) Create a written list of Targets. Initially the Targets include NAPA Auto Parts, Circle K Convenience Stores and Pilot/Flying J;
(b) Assist in developing sales and marketing proposals (the "Proposals") for the Company's products for presentation to the Targets; and/or
(c) Assist in making the Proposals to the Targets.

2. Commission. In connection with the services described above, the Company shall pay to Agent the commission set forth in this Section 2. If during the term of this Agreement or after termination of this engagement as set forth in Paragraph 4 below, the Company shall pay Agent a monthly commission (the "Commission") equal to $3.00 per unit for each unit sold by the Company to the Targets at its normal wholesale pricing. The Commission shall be in addition to any other amounts Company pays to support a Target focused motorsports program. Payment of the Commission shall be made by the 15th of each month for sales collected the previous month. Payment of the Commission shall continue for a period of sixty (60) months following any termination of this Agreement. The parties contemplate that the Commission may need to be renegotiated for certain volume discounts or prices less than the Company's normal wholesale pricing.

3. Coordination. To coordinate Agent's efforts on behalf of the Company during the period of Agent's engagement hereunder, neither the Company nor its management will initiate or solicit any discussions looking toward or contemplating sales with the Targets except through Agent.

4. Termination of Engagement. Agent's engagement hereunder may be terminated by either party at any time, with or without cause, upon thirty days prior written notice. In the event of any termination of this engagement, Agent shall be entitled to the full amount of the Commissions provided for in Section 2 in the event that, at any time within twelve (12) months after Agent's engagement terminates, a Proposal is consummated (or an agreement is reached with respect thereto, which is subsequently consummated) with the Target and then, in such event, the Commission shall continue for a period of sixty (60) months as required by Section 2. Notwithstanding any such termination, the provisions of Paragraphs 2 and 4 through 7 hereof shall survive and shall be binding upon any successors or assigns of the Company.

MSH

5. Confidentiality. Agent agrees to keep confidential all material nonpublic information provided to it by the Company, except as required by law or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, Agent may disclose nonpublic information to its affiliates, agents and Agents whenever Agent determines that such disclosure is necessary to provide the services contemplated hereunder.

6. Governing Law. The Company acknowledges that this Agreement has been negotiated, executed and delivered in Charlotte, North Carolina, and that this Agreement shall be interpreted, and the rights and liabilities determined, in accordance with the laws of the State of North Carolina.

7. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by Agent and the Company. This Agreement shall not be assigned without the prior written consent of Agent and the Company. This Agreement constitutes the entire agreement of Agent and the Company with respect to the subject matter hereof and supersedes all prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. In connection with the services it renders pursuant to this Agreement, Agent shall not be required to obtain any additional licenses, consent to service of process or otherwise make any further material filing under any applicable state or federal statutes or regulations. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If you have any questions concerning any of this information, please feel free to call me. Otherwise, if you agree with the foregoing terms, please sign in the space provided and return the letter to us.

Very truly yours,

CO-PILOTT MOTORSPORTS MARKETING

Michael S. Held, Manager

RESPONSE:

This letter correctly sets forth my understanding of the engagement.

FUEL DOCTOR, LLC

By:

Mark Soffa, President

aBH